                          DAY INTERNATIONAL GROUP, INC.            Exhibit 4.5.1

                                 March 18, 1998


           CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
            12 1/4% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2010 AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         Day International Group, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated March 16, 1998, duly approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of 12 1/4% Senior Exchangeable Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000.00 per share, consisting of up to 105,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

      (a) Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "12 1/4% Senior Exchangeable Preferred Stock" (the "Exchangeable Preferred Stock"). The number of shares constituting such series shall be 105,000 shares of Exchangeable Preferred Stock, consisting of an initial issuance of 35,000 shares of Exchangeable Preferred Stock, plus up to 35,000 additional shares of Exchangeable Preferred Stock which may be issued pursuant to paragraph (c) hereof in exchange for the shares of Exchangeable Preferred Stock initially issued, plus up to 35,000 additional shares of Exchangeable Preferred Stock which may be issued to pay dividends on the Exchangeable Preferred Stock if the Company elects to pay dividends in additional shares
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of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable
Preferred Stock shall be $1,000.00 per share.

      (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of common stock of the Company (the "Common Stock") and each other class of Capital Stock or series of Preferred Stock of the Company hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"), and
(ii)(A) on a parity with each series of Preferred Stock existing on the date hereof the terms of which do not expressly provide that it ranks junior to any Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, and (B) any class of Capital Stock or series of Preferred Stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); provided that any such Parity Securities in clause (ii)(B) above that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Securities and not Parity Securities.

      (c) Dividends.

      (i) Beginning on the Exchangeable Preferred Stock Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12 1/4% of the liquidation preference per share of the Exchangeable Preferred Stock. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date. Dividends may be paid, at the Company's option, on any Dividend Payment Date occurring on or before March 15, 2003 either in cash or by the issuance of additional fully paid and non-assessable shares of Exchangeable Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends (rounded to the nearest whole cent). In the event that on or prior to March 15, 2003 dividends are declared and paid through the issuance of additional fully paid and non-assessable shares of Exchangeable Preferred Stock as provided in the previous sentence, such dividends


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shall be deemed paid in full and shall not accumulate. Each distribution in the form of a dividend (whether in cash or in additional shares of Exchangeable Preferred Stock) shall be payable to Holders of record as they appear on the stock register of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures (as defined in paragraph
(g)(i)(A) hereof) in respect of the Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date filed for redemption.

      (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

      (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

      (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph
(e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

      (v) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared, and paid in full or declared, and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Exchangeable Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such Parity Securities bear to each other.

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
      (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

      (B) So long as any shares of Exchangeable Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than dividends on Junior Securities paid in additional shares of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith have been paid in full on the Exchangeable Preferred Stock.

      (C) So long as any shares of Exchangeable Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights calls or options unless the dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid in full.

      (vii) Dividends payable on shares of the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

      (viii) (A) If (1) the Company fails to file an Exchange Offer Registration Statement or a Shelf Registration Statement on or prior to 60 days after the Issue Date, (2) such Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, fails to become effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's Staff, if later, within 60 days after publication of the change in law or the interpretation), (3) the Exchange Offer is not consummated on or prior to 165 days of the Issue Date, or (4) the Shelf Registration Statement is filed and


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declared effective within 150 days after the Issue Date (or in the case of Shelf
Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's Staff, if later, within 45 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (1) through (4), a "Registration Default"), then, as liquidated damages, additional dividends (the "Additional Dividends") shall become payable with respect to the Exchangeable Preferred Stock as set forth in paragraphs (B),
(C) and (D) below, respectively.

      (B) With respect to the first 90-day period immediately following the occurrence of a Registration Default, Additional Dividends shall be payable on the Exchangeable Preferred Stock by increasing the dividend rate set forth in paragraph (c)(i) hereof by an amount equal to $.05 per week per $1,000 aggregate liquidation preference of Exchangeable Preferred Stock held by a Holder of Exchangeable Preferred Stock

      (C) With respect to each subsequent 90-day period until all Registration Defaults shall have been cured, Additional Dividends shall be payable on the Exchangeable Preferred Stock by increasing the dividend rate set forth in paragraph (c)(i) hereof by an additional $.05 per week per $1,000 aggregate liquidation preference of Exchangeable Preferred Stock until all Registration Defaults shall have been cured, up to a maximum increase in the dividend rate of $.30 per week per $1,000 aggregate liquidation preference of Exchangeable Preferred Stock held by such Holder of Exchangeable Preferred Stock.

      (D) Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

      (d) Liquidation Preference.

      (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000.00 per share of Exchangeable Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock of the Company. Except as provided in the preceding sentence, Holders of shares of Exchangeable Preferred Stock shall not be entitled to any distribution in the


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
event of liquidation, dissolution or winding-up of the affairs of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are not sufficient to pay in full the liquidation preference payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in proportion to the full liquidation preferences plus accumulated and unpaid dividends which would be payable on such distribution if the amount to which the Holders of outstanding shares of Exchangeable Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid such amounts in full.

      (ii) After payment of the full amount of the liquidation preferences and all accumulated and unpaid dividends to which they are entitled, the holders of shares of the Exchangeable Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

      (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding-up of the business of the Company).

      (e) Redemption.

      (i) Optional Redemption. (A) The Company may (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at the option of the Company, redeem at any time on or after March 15, 2003, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning on March 15 of each of the calendar years indicated below:

YEAR                                                  PERCENTAGE
----                                                  ----------
2003....................................................106.125%


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

2004....................................................104.083%
2005....................................................102.042%
2006 and thereafter.....................................100.000%

provided that no optional redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made (1) unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in paragraph
(e)(iii)(A) hereof) are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Exchangeable Preferred Stock or (2) at less than 101% of the liquidation preference of the Exchangeable Preferred Stock at any time when the Company is making an Offer (as defined in paragraph (h)(ii) hereof) or purchasing shares of Exchangeable Preferred Stock under an Offer in accordance with the provisions of paragraph (h) hereof.

      (B) In addition, at any time and from time to time prior to March 15, 2001, the Company may redeem, in the manner provided in paragraph (e)(iii) hereof, shares of the Exchangeable Preferred Stock, in whole or in part, at the option of the Company, at a redemption price equal to 112.25% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Contingent Redemption Price"), with the proceeds of a Public Equity Offering following which there is a Public Market, provided that such redemption occurs within 180 days after consummation of such Public Equity Offering; and provided, further, that no optional redemption pursuant to this paragraph (e)(i)(B) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the Exchangeable Preferred Stock.

      (C) In the event of a redemption of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of the Exchangeable Preferred Stock or by lot, as may be determined by the Company in its sole discretion, except that the Company may redeem such shares held by any Holders of



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
fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

      (ii) Mandatory Redemption. On March 15, 2010, the Company shall redeem (subject to the legal availability of funds therefor) from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to the then effective liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Redemption Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

      (iii) Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

      (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof;

      (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be;

      (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

      (4) the number of shares of Exchangeable Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

      (5)   the date fixed for redemption;

      (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Exchangeable Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or


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
            certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

      (7) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be.

      (B) Each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (C) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

      (f) Voting Rights.

      (i) The Holders of shares of the Exchangeable Preferred Stock, except as otherwise required under the laws of the State of Delaware or as set forth in paragraphs (ii) and (iii) below and in paragraph (m) hereof, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

      (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company shall not authorize the issuance of any class of Parity Securities without the affirmative vote or consent of Holders of at least 50% of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of the Exchangeable Preferred Stock, the Company may (1) authorize or issue


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
additional shares of Exchangeable Preferred Stock pursuant to paragraph (c) hereof, and (2) authorize or issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Exchangeable Preferred Stock or other Parity Securities then outstanding.

      (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock or, except as provided in paragraph (f)(ii)(A) above, to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of a least 50% of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

      (C) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Company shall not amend or modify the indenture for the Exchange Debentures in the form as executed on the Issue Date (the "Exchange Debenture Indenture") (except as expressly provided therein) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

      (D) Except as set forth in paragraph (f)(ii)(A) above, (1) the creation, authorization or issuance of any shares of any Junior Securities or Parity Securities, (2) the decrease in the amount of authorized capital stock of any class, including the Exchangeable Preferred Stock, or (3) the increase in the amount of authorized capital stock of any class of Junior Securities shall not require the consent of Holders of Exchangeable Preferred Stock and shall not, unless not complying with paragraph (f)(ii)(A), be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Exchangeable Preferred Stock.

      (iii) (A) If (1) dividends on the Exchangeable Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after March 15, 2003, are not paid in cash) for four consecutive quarterly periods (a "Dividend Default"); (2) the Company fails to discharge any redemption obligation of the Exchangeable Preferred Stock when required (a "Redemption Default"), whether or not the Company is permitted to do so by the terms of the Senior Secured Credit Facility, the 2005 Notes, the Notes or any other obligations of the Company; (3) the Company fails to make an Offer to purchase all outstanding shares of Exchangeable Preferred Stock following a Change of Control if such Offer to purchase is required to be made pursuant to paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to such Offer (a "Change of Control Default"), whether or not the Company is permitted to do so by the terms of any the Senior Secured Credit Facility, the 2005 Notes, the Notes or any other obligation of the Company; (4) the Company breaches or violates one of the provisions set forth in paragraph (m) hereof and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from holders of at least 25% of the Exchangeable Preferred Stock then outstanding (a "Restriction Default"); or (5) a default occurs on the obligations to pay principal of, interest on or any other payment obligation on one or more classes of Indebtedness of the Company or any Subsidiary of the Company within any applicable grace period after final maturity (a "Payment Default"), whether such Indebtedness exists on the Issue Date or is incurred thereafter, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, and the amount of such Indebtedness unpaid at final maturity or declared due and payable exceeds, in the aggregate, $5,000,000 or its foreign currency equivalent, then, in any such case, the number of directors constituting the Board of Directors shall be adjusted as set forth in the Certificate of Incorporation to permit the Holders of the majority of the then outstanding Exchangeable Preferred Stock, voting separately as one class, to elect two directors. Subject to paragraph
(f)(iii)(B) below, Holders of a majority of the issued and outstanding shares of the Exchangeable Preferred Stock, voting separately as one class, shall have the exclusive right to elect two directors at a meeting therefor called upon occurrence of such Dividend Default, Redemption Default, Change of Control Default, Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in paragraph (f)(iii)(B) below). Each such event described in clauses
(1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event."

      (B) The right of the Holders of Exchangeable Preferred Stock voting separately as one class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full (and, in the case of Dividends payable after March 15, 2003, are paid in cash); and
(2) in the event such right arises due to a Redemption Default, a Change of Control Default, a Restriction Default or a Payment Default, the Company remedies any such failure, breach or default, at which time the term of any directors elected pursuant to paragraph (f)(iii)(A) shall terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the


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
Exchangeable Preferred Stock pursuant to this paragraph (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Exchangeable Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 10% of the shares of Exchangeable Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Exchangeable Preferred Stock may designate in writing one of their numbers to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this paragraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Exchangeable Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Exchangeable Preferred Stock for purposes of calling a meeting pursuant to the provisions of this paragraph (f)(iii)(B).

      (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Exchangeable Preferred Stock shall be required to constitute a quorum of such Exchangeable Preferred Stock.

      (D) Any vacancy occurring in the office of a director elected by the Holders of shares of the Exchangeable Preferred Stock may be filled by the remaining director elected by the Holders of shares of the Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of shares of the Exchangeable Preferred Stock.

      (iv) In any case in which the Holders of shares of the Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to the laws of the State of Delaware, each Holder of shares of the Exchangeable Preferred Stock shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

      (g) Exchange.

      (i) Requirements. (A) The Company may at its option exchange all, but not less than all, of the then outstanding shares of Exchangeable Preferred Stock into the Company's 12 1/4% Subordinated Exchange Debentures due 2010 (the "Exchange Debentures") on any Dividend Payment Date, provided that on the date of such exchange: (1) there shall be no material contractual impediments to such exchange; (2) such exchange would comply with the Delaware General Corporation
Law); (3) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to such exchange and shall continue to be in effect on the date of such exchange or (b)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange, made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof shall not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (ii) such exemption is relied upon by the Company for such exchange; (4) the Indenture under which the Exchange Debentures are to be issued (the "Exchange Debenture Indenture") and the Trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended; (5) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (6) the Company shall have delivered to the Trustee a written Opinion of Counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (1), (3) and (4), provided that in rendering such opinion (such counsel may rely, as to matters of fact, on an officer's certificate). In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (1) through (6) of the preceding sentence are not satisfied on the date of exchange, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

      The Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (v) that the Company is exercising its option to exchange the Exchangeable Preferred Stock for Exchange Debentures pursuant to this Certificate of Designation; (w) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph); (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Exchangeable Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, the certificate or certificates representing the shares of Exchangeable

Preferred Stock to be exchanged; (y) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (1) through (6) above are satisfied, the Company shall issue Exchange Debentures in exchange for the Exchangeable Preferred Stock as provided in the next paragraph.

      (B) Upon any exchange pursuant to paragraph (g)(i)(A), Exchange Debentures shall be issued in exchange for Exchangeable Preferred Stock, in registered form without coupons, in a principal amount equal to the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange Date). Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts of less than $1,000 so that each Holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Exchangeable Preferred Stock entitle him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000.

      (ii) Procedure for Exchange. (A) On or before the date fixed for exchange, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

      (B) If notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of Exchangeable Preferred Stock and all of the rights of the Holders of shares of the Exchangeable Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the

Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange.

      (h) Change of Control.

      (i) (A) Upon the occurrence of a Change of Control, each Holder of Exchangeable Preferred Stock shall have the right to require the Company to purchase all or any part of such Holder's Exchangeable Preferred Stock pursuant to an offer (an "Offer") at a purchase price in cash equal to 101% of the aggregate liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the repurchase date to the repurchase date), if any, to the repurchase date (subject to the right of Holders of Exchangeable Preferred Stock of record on the relevant record date to receive dividends due on the relevant Dividends Payment Date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Exchangeable Preferred Stock pursuant to this paragraph (h) in the event that it has exercised its right to redeem all of the Exchangeable Preferred Stock under paragraph (e)(i) hereof.

      (B) In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Exchangeable Preferred Stock pursuant to this paragraph (h), then prior to the mailing of the notice to Holders of Exchangeable Preferred Stock provided for in paragraph
(h)(ii) below but in any event within 30 days following any Change of Control (unless the Company has exercised its right to redeem all the Exchangeable Preferred Stock under paragraph (e)(i) hereof), the Company shall (1) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Exchangeable Preferred Stock as provided for in paragraph (h)(ii) below.

      (ii) Unless the Company has exercised its rights to redeem all the Exchangeable Preferred Stock under paragraph (e)(i) hereof within 30 days following any Change of Control (or, at the Company's option, prior to such Change of Control but after the public announcement thereof), the Company shall mail a notice to each Holder of Exchangeable Preferred Stock stating: (A) that a Change of Control has occurred or will occur and that such Holder of Exchangeable Preferred Stock has (or upon such occurrence will have) the right to require the Company to purchase such Holder's Exchangeable Preferred Stock at a purchase price in cash equal to 101% of the aggregate liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share

(including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the repurchase date to the repurchase date),if any, to the repurchase date (subject to the right of the Holders of Exchange Preferred Stock of record on a record date to receive dividends on the relevant Dividend Payment Date); (B) the circumstances and relevant facts and financial information regarding such Change of Control; (C) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (D) the instructions determined by the Company, consistent with this paragraph (h), that a Holder of Exchangeable Preferred Stock must follow in order to have its Exchangeable Preferred Stock purchased; and (E) that, if such Offer made prior to such Change of Control, payment is conditioned on occurrence of such Change of Control.

      (iii) (A) Holders of Exchangeable Preferred Stock electing to have shares of Exchangeable Preferred Stock purchased shall be required to surrender Exchangeable Preferred Stock, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders of Exchangeable Preferred Stock shall be entitled to withdraw their election if the transfer agent or the Company receives not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder of Exchangeable Preferred Stock, the liquidation preference of the Exchangeable Preferred Stock which was delivered for purchase by the Holder of Exchangeable Preferred Stock and a statement that such Holder of Exchangeable Preferred Stock is withdrawing his election to have such Exchangeable Preferred Stock purchased.

      (B) On the repurchase date, all shares of Exchangeable Preferred Stock purchased by the Company under this paragraph (h) shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accumulated and unpaid dividends, if any, to the Holders entitled thereto.

      (C) Unless the Company defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Offer, dividends shall cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the purchase date.

      (iv) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any securities laws and regulations, in connection with the repurchase of Exchangeable Preferred Stock pursuant to this paragraph (h). To the extent that the provisions of any securities laws or regulations conflict with provisions of this paragraph (h), the Company will comply with the applicable securities laws and regulations and it will not be deemed to have breached its obligations under this paragraph (h) by virtue thereof.

      (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

      (j) Preemptive Rights. No shares of Exchangeable Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

      (k) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

      (l) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

      (m) Certain Additional Provisions.

      (i) Merger or Consolidation. Without the consent of Holders of a majority of the outstanding shares of Exchangeable Preferred Stock, voting as a separate class, the Company shall not consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person unless
(A) the resulting, transferee or surviving Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (B) the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of the Successor Company having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a

Voting Rights Triggering Event, shall have occurred and be continuing; (D) immediately after giving effect to such transaction (and treating any Indebtedness which becomes any obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default will have occurred and be continuing; and (E) prior to the consummation of any such proposed transaction, the Company shall have delivered to the transfer agent an Officers' Certificate and an opinion of counsel, to the effect that such transaction complies with the terms of the Certificate of Designation and that all conditions precedent to such transaction have been satisfied; provided, that (x) in giving such opinion such counsel may rely on such officer's certificate as to any matters of fact (including without limitation as to compliance with the foregoing clauses (C) and (D)), and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this paragraph (m)(i). Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with paragraph (m)(v)(B).

      Notwithstanding the preceding paragraph, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits.

      (ii) Junior Payments. The Company shall not, directly or indirectly, (A) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (B) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (C) make any Investment (other than Permitted Investment) in any Person (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior
Payment:

      (x) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

      (y) all dividends on the Exchangeable Preferred Stock payable on Dividend Payment Dates after March 15, 2003, have not been declared and paid in cash.

      Notwithstanding the foregoing, this Certificate of Designation shall not prohibit as Junior Payments:

      (1) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Junior Securities or Parity Securities made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Junior Securities or Parity Securities of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) or a substantially concurrent capital contribution to the Company;

      (2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Junior Securities or Parity Securities upon a Change of Control to the extent required by the agreement governing such Junior Securities or Parity Securities but only if the Company shall have complied with paragraph (h) and purchased all Exchangeable Preferred Stock tendered pursuant to the offer to repurchase all the Exchangeable Preferred Stock required thereby, prior to purchasing or repaying such Junior Securities or Parity Securities; provided, however, that the purchase price (stated as a percentage of liquidation preference) of such Junior Securities or Parity Securities shall not be greater than the price for such purchase set forth in the instrument pursuant to which such Junior Securities or Parity Securities were issued.

      (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Certificate of Designation, including without limitation this paragraph (m)(ii).

      (4) a Junior Payment to pay for the repurchase or other acquisition or retirement of Junior Securities or Parity Securities or options, warrants or other rights in respect thereof, or payments by the Company to repurchase or otherwise acquire Junior Securities or Parity Securities or options, warrants or other rights in respect thereof, in each case from Management Investors, such payments not to exceed an amount equal to $500,000 in any fiscal year and $2.5 million in the aggregate (plus the Net Cash Proceeds received by the Company since the Issue Date as a capital contribution from the sale to Management Investors of Junior Securities or Parity Securities or options, warrants or other rights in respect thereof); and

      (5) payments by the Company or any Restricted Subsidiary (x) pursuant to the Management Agreements and (y) to G-IV, GSCP and SGCP and their respective Affiliates, not to exceed an amount necessary to permit each such Person, as the case may be, to (A) pay its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture or this Certificate of Designation, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, to the extent such costs relate to the Company and its Subsidiaries, (B) make payments in respect of its indemnification obligations of such Persons owing to directors, officers, employees or other Persons under their charters or by-laws or pursuant to written agreements with any such Person, to the extent such payments relate to the Company and its Subsidiaries, (C) pay all reasonable out-of-pocket expenses incurred in connection with the Acquisition, the Consent Solicitation, the Offerings and related transactions, and (D) indemnify or reimburse, or pay on behalf of, such Persons any taxes, charges or assessments arising by reason of their ownership of Capital Stock of the Company and the GSD Liquidation, so long as the GSD Liquidation occurs promptly after the consummation of the Offerings;

      (iii) Transactions with Affiliates.

      (A) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") on terms (1) that taken as a whole are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, are not in writing and have not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction, or in the event there are no such members, as to which the Company has not obtained a Fairness Opinion (as hereinafter defined). In addition, any transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5.0 million will also require an opinion (a "Fairness Opinion") from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction taken as a whole are either (x) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate or (y) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

      (B) The provisions of paragraph (m)(ii)(A) shall not prohibit (1) any Junior Payment permitted by paragraph (m)(ii), any Permitted Investment, or any other transaction specifically excluded from the definition of the term "Junior Payment," (2) the performance of the Company's or Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (3) payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business, (4) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and the insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, (5) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (6) loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary, or guarantees in respect thereof or otherwise made on their behalf (including any payments under such guarantees), (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, or (y) in the ordinary course of business not exceeding $500,000 in the aggregate outstanding at any time, (7) guarantees of borrowings by Management Investors in connection with the purchase of Capital Stock of the Company by such Management Investors, which guarantees are permitted by paragraph (m)(v)(B), and payments thereunder, (8) the assumption of GSD's obligations under the GSD Credit Facility, and the incurrence and payment of all fees and expenses payable in connection with the Acquisition, the Offerings and related transactions, (9) any other transaction arising out of agreements in existence on the Issue Date, (10) execution, delivery and performance of the Management Agreements, including but not limited to the ongoing payment of fees to GSCP and SGCP of up to $950,000 per year plus reasonable out of pocket expenses, (11) any commercial or other business transaction in the ordinary course of business with any Permitted Holder or any Affiliate thereof, on terms that taken as a whole are no less favorable to the Company and its Restricted Subsidiaries than those that could be obtained at the time in arm's-length dealings with a Person who is not an Affiliate of the Company, and (12) any transaction between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity primarily engaged in a Related Business so long as such transaction is in the ordinary course of business and is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

      (iv) Reports. Whether or not required by the rules and regulations of the Commission, so long as any shares of Exchangeable Preferred Stock are outstanding, the Company will furnish to the Holders of Exchangeable Preferred Stock, within 15 days after it is or would have been required to file such with the Commission, (A) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (B) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any shares of Exchangeable Preferred Stock remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      (v) Limitation on Indebtedness. (A) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be greater than 2.00:1.00.

      (B) Notwithstanding paragraph (m)(v)(A), the Company and, where indicated, its Restricted Subsidiaries may Incur the following Indebtedness:

            (1) Indebtedness of the Company Incurred pursuant to the Senior Secured Credit Facility in a maximum principal amount not to exceed at any time (a) an aggregate principal amount of $40.0 million under the Term Loan Facility less the aggregate amount of all scheduled repayments of principal, or mandatory prepayments of principal, applied to permanently reduce the Indebtedness outstanding under the Term Loan Facility, plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (b) an aggregate principal amount outstanding at any time under the Revolving Credit Facility not to exceed $20.0 million less the amount of all mandatory prepayments of principal, applied to permanently reduce the commitments under the Revolving Credit Facility, plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

            (2) Indebtedness of Foreign Subsidiaries for working capital purposes and any Guarantees in respect thereof, the aggregate principal amount of which

      Indebtedness outstanding at any time does not exceed, as to all such Foreign Subsidiaries, $15.0 million;

            (3) Indebtedness (a) of the Company to any Restricted Subsidiary and
      (b) of any Wholly Owned Subsidiary to the Company or any Restricted Subsidiary; provided, however, that (x) in the case of clause (a), any such Indebtedness is junior to the Exchangeable Preferred Stock and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

            (4) Indebtedness represented by the Notes and the issuance of the Exchangeable Preferred Stock in the amount issued on the Issue Date, and any Indebtedness (other than the Indebtedness described in clauses
      (m)(v)(B)(1), (2) or (3) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (m)(v)(B)(4) or paragraph (m)(v)(A) above (excluding the exchange of Exchangeable Preferred Stock for Exchange Debentures in accordance with the terms of this Certificate of Designation for such Exchangeable Preferred Stock as in effect on the Issue Date);

            (5) Indebtedness of the Company or any Restricted Subsidiary (a) to finance or refinance the deferred purchase price of newly acquired property of the Company and its Subsidiaries used in the ordinary course of business of the Company and its Subsidiaries (provided such purchase money financing is entered into within six months of the acquisition of such property), and any Refinancing Indebtedness with respect thereto, and
      (b) in the form of Capitalized Lease Obligations or Attributable Debt, and any Refinancing Indebtedness with respect thereto, in an aggregate amount (based on, in the case of clause (a), the remaining balance of the obligations therefor on the books of the Company and its Restricted Subsidiaries) not in excess, at any one time outstanding, of $10.0 million;

            (6) Indebtedness of the Company or any Restricted Subsidiary (which may comprise Bank Indebtedness) in an aggregate principal amount at any one time outstanding not in excess of $10.0 million;

            (7) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (m)(v)(B)(1), (3) or (4) above;

            (8) Guarantees (A) by any Restricted Subsidiary of Indebtedness, of any other Restricted Subsidiary or (B) by any Wholly Owned Subsidiary that is not a Restricted Subsidiary of Indebtedness of any Wholly Owned Subsidiary that is not a Restricted Subsidiary;

            (9) Indebtedness (A) arising by reason of any Lien created or permitted to exist in compliance with Section 4.11 of the Exchange Debenture Indenture as if such covenant is in effect on the date of such Incurrence of Indebtedness (without consideration of whether the Exchange Debenture Indenture is in effect), including any Indebtedness of any Exchange Debenture Guarantor arising by reason of any Lien granted by such Person to secure Exchange Debenture Senior Indebtedness, or of the Company or any Exchange Debenture Guarantor arising by reason of any Lien granted by such Person to secure Exchange Debenture Guarantor Senior Indebtedness, or (B) of any Restricted Subsidiary that is not an Exchange Debenture Guarantor arising by reason of any Lien granted by such Person to secure Indebtedness of any Restricted Subsidiary that is not an Exchange Debenture Guarantor;

            (10) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

            (11) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, or obligations in respect of purchase price adjustments, in connection with the acquisition or disposition of assets, other than guarantees of Indebtedness incurred by any Person acquiring such assets for the purpose of financing such acquisition; provided, however, that (x) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum Indebtedness Incurred in connection with such disposition shall at no time exceed the gross proceeds being measured at the time received by the Company and its Restricted Subsidiaries in connection with such disposition (which proceeds would include assumed Indebtedness of the Company or any Restricted Subsidiary and, with respect to any other non-cash proceeds of any such disposition, the fair market value at the time of receipt of such proceeds and without giving effect to any subsequent changes in value);

            (12) Indebtedness in respect of (A) commercial letters of credit, or other letters of credit or other similar instruments or obligations, issued in connection with liabilities incurred in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or
      (B) surety, judgment, appeal, performance and other similar bonds, instruments or obligations provided in the ordinary course of business;

            (13) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes and are in the ordinary course of business;

            (14) Indebtedness (A) of the Company consisting of Guarantees of up to an aggregate principal amount of $500,000 of borrowings by Management Investors in connection with the purchase of Capital Stock of the Company by such Management Investors or (B) of the Company or any Restricted Subsidiary consisting of guarantees in respect of loans or advances made to officers or employees of the Company or any Restricted Subsidiary, or guarantees otherwise made on their behalf, (x) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (y) in the ordinary course of business not exceeding $500,000 in the aggregate outstanding at any time;

            (15) Indebtedness of any Restricted Subsidiary that is Indebtedness of another Person assumed by such Restricted Subsidiary in connection with its acquisition of assets from such Person (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that at the time of such acquisition of assets the Company shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph
      (m)(v)(A) above after giving effect to such acquisition;

            (16) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (x) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (y) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition the Company shall have been able to Incur at least $1.00 of Indebtedness under paragraph (m)(v)(A) above after giving effect to such acquisition;

            (17) Exchangeable Preferred Stock issued as payment in kind dividends on the Exchangeable Preferred Stock outstanding on the Issue Date or issued subsequent to the Issue Date as dividends permitted pursuant to this paragraph (m)(v)(B)(17), to the extent such dividends are made pursuant to the terms hereof for such Exchangeable Preferred Stock as in effect on the Issue Date;

            (18) Indebtedness arising from the assumption of the obligations of GSD under the GSD Credit Facility; provided that the proceeds of the Offerings are applied to repay all amounts outstanding under the GSD Credit Facility.


      (C) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (1) any other obligation of the obligor on such Indebtedness arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness; (2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in any clause of paragraph (m)(v)(B), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and
(3) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

      (D) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date of such calculation.

      (n) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

      The "Acquisition" means the acquisition by GSD and SG of approximately 93.9% of the common stock of the Company (on a fully-diluted basis) from American Industrial Partners Capital Fund, L.P., American Industrial Partners Capital Fund II, L.P. (together, "AIP"), certain affiliates of AIP and certain management stockholders of the Company on January 16, 1998.

      "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

      "Additional Dividends" has the meaning specified in paragraph
(c)(viii)(A).

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business, (iii) the sale of Cash Equivalents in the ordinary course of business, (iv) dispositions with a fair market value not exceeding $500,000 in the aggregate in any fiscal year, (v) the sale or discount (with or without recourse, and on commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (vi) the licensing of intellectual property in the ordinary course of business, or (vii) a disposition of property or assets that is governed by paragraph (m)(i).

      "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

      "Average Life" means, as of the date of determination, with respect to any Indebtedness or Exchangeable Preferred Stock, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Exchangeable Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

      "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Senior Secured Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

      "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

      "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

      "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) and (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended.

      "Change of Control" means the occurrence of any of the following events:

            (i) prior to the first public offering of Voting Stock of the Company, either (x) Permitted Holders cease to be the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, or (y) Permitted Holders cease to be entitled by voting power, contract or otherwise to elect or cause the election of directors of the Company having a majority of the total voting power of the Board of Directors, in each case, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity" held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent entity);

            (ii) following the first public offering of Voting Stock of the Company, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 35% of the Voting Stock of the Company, provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or

            (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Commission" means the Securities and Exchange Commission.

           "Company" means Day International Group, Inc., a Delaware corporation and any successor thereto.

           The "Consent Solicitation" means the Company's solicitation of consent of the registered holders of at least a majority in principal amount of the Company's outstanding 2005 Notes to adopt the Proposed Amendments contained in, and as defined in, the Company's Consent Solicitation Statement dated February 20, 1998, as supplemented or amended.

           "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis; provided, however, that:

           (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period,

            (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition of any company or any business or any group of assets constituting an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

            (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets constituting an operating unit of a business, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

            (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions of paragraph (m)(i), or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting Officer of the Company, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

      "Consolidated Interest Expense" means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries, the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs, and plus, to the extent incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest component of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease, in accordance with GAAP, (ii) amortization of debt discount, (iii) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, (iv) non-cash interest expense, (v) net costs associated with Hedging Obligations, (vi) cash dividends in respect of all Preferred Stock of the Company and its Restricted Subsidiaries and Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary; and (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person (other than the Company or any Restricted Subsidiary) on Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

        (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

        (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

        (iii) any net income (loss) of any Restricted Subsidiary that is not a Exchange Debenture Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

        (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

        (v) any extraordinary gain or loss, and

        (vi) the cumulative effect of a change in accounting principles.

        "Consolidated Net Worth" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of the Exchange Debenture Indenture in any such assets (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of (a) the total liabilities of such Person and its consolidated Restricted Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a wholly-owned Restricted Subsidiary of such Person, in each case determined in accordance with GAAP.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default under the applicable agreement.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable at the option of the Holder) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock at the option of the Holder or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the Securities. For avoidance of doubt, the Exchangeable Preferred Stock shall not be deemed Disqualified Stock.

        "Dividend Payment Date" means March 15, June 15, September 15 and December 15 of each year.

        "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization of intangibles and other non-cash charges or non-cash losses.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Debentures" means the 12 1/4% Subordinated Exchange Debentures of the Company due March 15, 2010 and any Exchange Debentures issued as payment in kind interest thereon.

        "Exchange Debenture Guarantee" means any guarantee that may from time to time be executed and delivered by a Subsidiary of the Company pursuant to
Section 4.12 of the Exchange Debenture Indenture.

        "Exchange Debenture Guarantor" means any Subsidiary that has issued an Exchange Debenture Guarantee.

        "Exchange Debenture Indenture" means the Indenture, dated as of March 18, 1998, between the Company, Day International, Inc., and The Bank of New York, as Trustee, under which Exchange Debentures may be issued, and which the provisions thereof shall be effective only upon an exchange made in accordance with paragraph (g) hereof.

        "Exchange Offer" shall have the meaning set forth in the Registration Rights Agreement.

        "Exchangeable Preferred Stock" means the 12 1/4% Senior Exchangeable Preferred Stock of the Company due March 15, 2010 and any Exchangeable Preferred Stock issued as payment of dividends thereon.

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

        "G-IV" means Greenwich IV, LLC, a Delaware limited liability company, and any successor in interest thereto.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income" and "EBITDA," all defined terms in this Certificate of Designation to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of this Certificate of Designation), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession all ratios and computations based on GAAP contained in the Certificate of Designation shall be computed in conformity with GAAP.

        "GSCP" means Greenwich Street Capital Partners, Inc., a Delaware corporation and its successors.

        "GSD" means GSD Acquisition Corp., a Delaware Corporation.

        "GSD Credit Facility" means a $140.0 million credit facility provided to GSD by Societe Generale.

        "Holder" means a holder of shares of Exchangeable Preferred Stock.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

        (i) the principal of indebtedness of such Person for borrowed money,

        (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (iii) all reimbursement obligations of such Person (including reimbursement obligations) in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

        (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

        (v) all Capitalized Lease Obligations and Attributable Debt of such Person,

        (vi) Disqualified Stock of the Company and Exchangeable Preferred Stock of a Subsidiary (to the extent held by a Person other than the Company or a Restricted Subsidiary), but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no such fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock),

        (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

        (viii) All Indebtedness of other Persons to the extent Guaranteed by such Person, and

        (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above, or otherwise in accordance with GAAP.

        "Indenture" means the Indenture, dated as of March 18, 1998 relating to the Notes, among the Company, Day International, Inc. and The Bank of New York.

        "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and paragraph (m)(ii), (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means the date on which the Exchangeable Preferred Stock is originally issued by the Company under this Certificate of Designations.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Agreements" means, collectively, the Consulting Agreement, the Fee Agreement and the Indemnification Agreement, each between the Company, GSCP and SGCP (and their permitted successors and assigns thereunder), as each may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Exchange Debenture Indenture.

        "Management Investors" means the officers, directors, employees and other members of the management of the Company or any of its Subsidiaries, or family members or relatives thereof, or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

        "Management Stock" means Capital Stock of the Company, or options, warrants or other rights in respect thereof, held by any of the Management Investors.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Notes" means the Notes issued under the Indenture.

        "Note Guarantee" means any guarantee that may from time to time be executed and delivered by a Subsidiary of the Company pursuant to Section 4.12 of the Indenture.

        "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

        The "Offering" means the Company's offering of the 9 1/2% Senior Subordinated Notes due 2008 and the Exchangeable Preferred Stock pursuant to the Purchase Agreement.

        "Offering Memorandum" means the Offering Memorandum, dated March 13, 1997, relating to the offering and placement of the Notes and Exchangeable Preferred Stock.

        "Officer" means the President, Chief Financial Officer, any Vice President, Controller or Treasurer of the Company.

        "Officer's Certificate" means a certificate signed by one Officer.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

        "Permitted Holder" means any of the following: (i) GSCP, SGCP, and their respective Affiliates; provided that "Permitted Holders" in any event shall include Greenwich Street Capital Partners, L.P., Greenwich Street Capital Offshore Fund, Ltd., The Travelers Insurance Company, The Travelers Life and Annuity Company, TRV Employees Fund, Inc., Smith Barney Company Inc. and their respective Affiliates; any other investment fund or vehicle managed, sponsored or advised by Greenwich Street Capital Partners, Inc., the Travelers Insurance Company, the Travelers Life and Annuity Company, Smith Barney Company, Inc. or any of their respective Affiliates; and (ii) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's capital stock.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

        (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

        (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

        (iii) Cash Equivalents;

        (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (v) any Investments received as non-cash consideration in sales or other dispositions of property or assets, including Asset Dispositions made in compliance with [Section 4.6 of the Exchange Debenture Indenture] as if such covenant is in effect on the date of such Investment (without consideration of whether the Exchange Debenture Indenture is in effect);

        (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

        (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

        (viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with paragraph
     (m)(v)(B)(13);

        (ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens"; and

        (x) other Investments in an aggregate amount outstanding at any time not to exceed $12.5 million.

        "Permitted Liens" means:

        (a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

        (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days, or that are bonded or that are being contested in good faith and by appropriate proceedings;

        (c) pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

        (d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

        (f) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

        (g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

        (h) Liens securing Hedging Obligations Incurred in compliance with paragraph (m)(v)(B)(13);

        (i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

        (j) leases, subleases, licenses or sublicenses to third parties;

        (k) Liens securing (x) Indebtedness Incurred in compliance with clause
     (1), (2), (5) or (7) of paragraph (m)(v)(B), or clause (4) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof) or (y) Bank Indebtedness;

        (l) Liens on properties or assets (1) of the Company or any Note Guarantor securing Senior Indebtedness or Guarantor Senior Indebtedness,
     (2) of any Wholly Owned Subsidiary that is not a Note Guarantor securing Indebtedness of any Wholly Owned Subsidiary that is not a Note Guarantor or
     (3) of any Restricted Subsidiary that is not a Note Guarantor securing its Indebtedness;

        (m) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

        (n) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

        (o) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

        (p) Liens securing the Notes or the Exchange Debentures; and

        (q) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act (whether alone or in conjunction with any secondary public offering).

        "Public Market" means any time after a Public Equity Offering has been consummated and either (x) at least 10% of the total issued and outstanding common stock (or equivalent equity interests) of the Company has been distributed by means of an effective registration statement under the Securities Act or (y) an established public trading market otherwise exists for any such common stock or equivalent equity interests.

        "Purchase Agreement" means the Agreement, dated March 13, 1998, among the Company, the Initial Purchaser and the Guarantors signatory thereto, providing for the purchase by the Initial Purchaser of $115.0 million aggregate principal amount of the Company's 12 1/4% Senior Subordinated Notes due 2008 and $35.0 million aggregate liquidation preference of the Company's 12 1/4% Senior Exchangeable Preferred Stock due 2010.

        "Quarterly Dividend Period" shall mean the quarterly period commencing on each March 15, June 15, September 15 and December 15 and ending on the day before the following Dividend Payment Date.

        "Redemption Date" with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Company.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," "refinanced" and "refinancing" as used in the Indenture shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums not in excess of the premiums called for in the documentation related to such Indebtedness so refinanced and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Default" shall have the meaning in paragraph (c)(viii) hereof.

        "Registration Rights Agreement" means the Registration Rights Agreement dated March 18, 1998, by and among the Initial Purchaser, the Company and the Note Guarantors signatory thereto, as such agreement may be amended, modified, or supplemented from time to time in accordance with the terms thereof.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are reasonably related, complementary or incidental thereto.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

           "Revolving Credit Facility" means the revolving credit facility under the Senior Secured Credit Facility (which may include any swing line or letter of credit facility or subfacility thereunder).

        "SGCP" means SG Capital Partners, LLC, a Delaware limited liability company.

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases (x) between the Company and a Restricted Subsidiary or between or (y) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Senior Credit Agreement" means the senior secured credit agreement dated as of January 15, 1998, among the Company, the several lenders party thereto from time to time, Societe Generale Securities Corporation, as arranger, and Societe Generale, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

        "Senior Indebtedness" means the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all obligations consisting of Bank Indebtedness; (ii) all obligations relating to the 2005 Notes; and (iii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the Securities; provided, however, that Senior Indebtedness shall not include

(1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (or Guarantee by the Company of any Indebtedness) that is expressly subordinate in right of payment to any other Indebtedness of the Company (or Guarantee by the Company of any Indebtedness) or (5) any Capital Stock. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

        "Senior Secured Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise). Without limiting the generality of the foregoing, the term "Senior Secured Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "SGCP" means SG Capital Partners, LLC, a Delaware limited liability company.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person or (ii) one or more Subsidiaries of such Person.

        "Successor Company" has the meaning assigned thereto in paragraph
(m)(i)(A).

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

        "Term Loan Facility" means the term loan facility under the Senior Secured Credit Facility.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transfer Agent" means The Bank of New York, and its successors serving thereunder.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to the Stated Maturity; provided, however, that if the period from the Redemption Date to the Stated Maturity is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to the Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

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
        "Trustee" means the party named as such in the Exchange Debenture Indenture until a successor replaces it in accordance with the applicable provisions of the Exchange Debenture Indenture and thereafter means the successor serving thereunder.

        "2005 Notes" means the Company's 11 1/8% Senior Subordinated Notes due 2005.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.4. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur at least $1.00 of additional Indebtedness under Section 4.3(a) and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares, or (in the case of any Foreign Subsidiary) to the extent required by applicable law) is owned by the Company or another Wholly Owned Subsidiary.

        (o) Registration Rights.

        Reference is made to the Registration Rights Agreement by and between the Company, Day International, Inc. and Societe Generale Securities Corporation, dated

March 18, 1998, as such agreement may be amended, modified or supplemented from time to time. So long as any shares of Exchangeable Preferred Stock constitute "Transfer Restricted Securities" as defined in the Registration Rights Agreement, each Holder shall be entitled to the rights granted by the Company thereunder, and shall be bound by the restrictions contained therein, on the certificates representing the Preferred Stock and in the Offering Memorandum.


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
           IN WITNESS WHEREOF, Day International Group, Inc. has caused this Certificate of Designation to be signed by _____________________, its ______________________, on the date and year first above written.


                                         DAY INTERNATIONAL GROUP,
                                         INC.


                                         By:____________________________
                                            Name:
                                            Title:


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